Exhibit 99.1

Contact:	Richard Hallworth	Michael W. Taylor
	President and Chief	Executive Vice President
	Executive Officer	and Chief Financial Officer
	(615) 376-0669	(615) 376-0669
AMERICA SERVICE GROUP ANNOUNCES
COMPLETION OF MERGER
BRENTWOOD, Tennessee (June 3, 2011) — America Service Group Inc. (the “Company” or “ASG”) (NASDAQ: ASGR), the parent company of PHS Correctional Healthcare, Inc., today announced the completion of its previously announced merger (the “Merger”) pursuant to the Agreement and Plan of Merger, dated March 2, 2011 (“Merger Agreement”), under which Valitás Health Services, Inc. (“Valitás”), the parent company of Correctional Medical Services, Inc. (“CMS”), acquired the Company for cash consideration of $26.00 per share, without interest, less any applicable withholding taxes (“Merger Consideration”). The Merger was approved by the stockholders of the Company at a special meeting held on June 1, 2011.
With the closing of the Merger, the Company’s common stock will cease to trade on NASDAQ and will be delisted. Letters of transmittal allowing former ASG stockholders of record to deliver their shares to the paying agent in exchange for payment of the Merger Consideration will be promptly distributed. Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.
About America Service Group
America Service Group Inc., based in Brentwood, Tenn., is a nationwide provider of correctional healthcare services in the United States. The Company, through its subsidiaries, provides a wide range of healthcare programs to government agencies for the medical care of inmates. More information about the Company can be found on its website at www.asgr.com.
About Valitás Health Services
Valitás Health Services is the parent company of CMS, a nationwide provider of comprehensive correctional healthcare services, offering a comprehensive suite of medical, dental, pharmacy and mental health services for the incarcerated population. More information about Valitás can be found at the CMS website at www.cmsstl.com.
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